Exhibit 5
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                      [LETTERHEAD OF HUNTON & WILLIAMS]

                            July 20, 1999



Board of Directors
Albemarle Corporation
330 South Fourth Street
Richmond, Virginia 23219

               Re:  Registration Statement on Form S-8
            Relating to Albemarle Corporation 1998 Incentive Plan

Ladies and Gentlemen:

     We are acting as counsel for Albemarle Corporation, a Virginia Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of its common stock (the "Common Stock") to be offered pursuant to the Company's 1998 Incentive Plan (the "Plan"). The shares of Common Stock to be issued under the Plan are being registered by the Company in a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

     In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

     Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the Commonwealth of Virginia.

2. The Common Stock has been duly authorized and, when the shares have been issued in accordance with the terms of the Plan and the applicable Agreements (as defined in the Plan), will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

                       Very truly yours,


                       HUNTON & WILLIAMS